Exhibit 99.1

Company Contact:
Stephen A. Heit,
Chief Financial Officer
800 524-2720

FOR IMMEDIATE RELEASE

CCA INDUSTRIES, INC. ANNOUNCES APPOINTMENT OF DOUGLAS J. HAAS AS PRESIDENT AND CHIEF OPERATING OFFICER

Ridgefield Park, NJ, April 12, 2016: CCA Industries, Inc. (NYSE MKT: “CAW”) announced today that Douglas J. Haas has been appointed President and Chief Operating Officer effective immediately. Mr. Haas was formerly President and Chief Operating Officer of Ultimark Products, Inc. which he joined in 2004. Ultimark Products is a consumer products company that manufactures and distributes Prell®, Denorex®, Zincon®, and Porcelana®. Lance Funston, who is the Company’s Chairman of the Board and Chief Executive Officer is also Chairman of the Board of Ultimark. Mr. Haas has spent over 25 years working for specialty manufacturing companies in many different key roles. Mr. Haas will report to Mr. Funston.
Mr. Funston said "I am happy that Doug has agreed to join us at CCA. He has tremendous experience working with outsourced operations, and has worked tirelessly to improving quality while also increasing profitability. I am confident that we have a senior management team in place who will continue the work of making the Company more efficient leading to increased shareholder value."
About CCA Industries, Inc.

CCA Industries Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care, “ “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, and “Solar Sense” sun protection products.

Statements contained in this news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including statements regarding expectations with respect to future operating results, anticipated future cost savings, anticipated timing and cost of implementation of the operational changes described in this new release and the manner in which the operational changes described in this news release, and the timing of their implementation, may affect future operating results, are subject to risks and uncertainties, which would cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s risk factors listed under the "Risk Factors" section of the Company's annual report on Form 10-K and in its other filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved, and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act and otherwise under applicable law.